FOR IMMEDIATE RELEASE Contact: Barbara K. Hembree

November 27, 2006 317.465.0445

bhembree@fhlbi.com

Senior Vice President, Information Systems & Operations of the

Federal Home Loan Bank of Indianapolis Announces Retirement

Indianapolis, IN-- Vincent A. Cera, Senior Vice President, Information Systems & Operations of the Federal Home Loan Bank of Indianapolis (FHLBI), has announced his retirement effective Dec. 29, 2006. Mr. Cera is in his 26th year with the bank, having served in a leadership role throughout his career.

"It was not an easy decision for me to make," said Mr. Cera. "I have valued every minute of my career with FHLBI and after so many years of employment, bank staff is like family to me. I know I will miss the daily routine and the good people that I have worked for and with, but I also know that I've made the right decision. It is time for new leadership and the FHLBI's Board of Directors has chosen a wise approach in the organizational re-engineering of the bank," said Mr. Cera. "I am most grateful for having had the many opportunities that were afforded me during my 26 years with the bank. It was an honor to work with President & CEO Martin Heger and to learn from his leadership." Mr. Cera qualifies for the bank's early retirement incentive, which is available to all employees age 50 or over with 10 years of employment.

President & CEO Martin Heger stated that Mr. Cera has been an asset to the bank at all levels.

"He brought a wealth of knowledge and people skills to his role leading Human Resources, Information Technology (IT), Communications, and Media Relations," said Mr. Heger. "Further,

I personally credit Mr. Cera for having recognized back in the early 1990s the important role technology would play in the financial industry. He positioned our bank well for the future, and I acknowledge that it was his foresight that has FHLBI maintaining the highest level of expertise in the technology field today."

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov

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The Federal Home Loan Bank of Indianapolis is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for insured financial institutions, such as commercial banks, savings institutions, credit unions, and insurance companies. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations.

The FHLBI promotes Building Partnerships, Serving Communities by serving as a wholesale source of funds for chartered financial institutions throughout Indiana and Michigan. For more information about the FHLBI, visit www.fhlbi.com.